January 9, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:   Residential Asset Securities Corporation
                     Amendment No. 1 to the Registration Statement on Form S-3 Relating to Mortgage Asset-Backed and Manufactured Housing Contract Pass-Through Certificates

Ladies and Gentlemen:

     On behalf of Residential Asset Securities Corporation (the "Depositor"), we have caused to be filed with you electronically under EDGAR, the captioned Amendment No. 1 ("Amendment No. 1") to the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on December 18, 2000 (Registration Statement No. 333-52088).

     The Depositor is filing Amendment No. 1 to increase the proposed maximum amount of securities to be registered from $1,000,000 to $8,000,000,000. Amendment No. 1 has been marked to show all changes made to the Registration Statement since it was filed.

        We have been advised that payment of the filing fee in the amount of $1,999,750 has been made to you by the Depositor on January 8, 2001, and that $264 was paid to you by the Depositor on December 12, 2000.

     In addition, two courtesy copies of the Registration Statement in printed format are being forwarded to Mr. Mark Green.

        If you have any questions concerning the Registration Statement, please do not hesitate to call the undersigned at (212) 506-5070 or Vera Sywenkyj at
(212) 506-3519.

                                Very truly yours,


                             /s/ Katharine I. Crost

                               Katharine I. Crost
cc:     Mark Green, Esq.
        Division of Corporation Finance


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